EXHIBIT 4.4

AstraZeneca[LOGO]


Graeme Musker
Secretary and Solicitor


Hakan Mogren


Our Ref                Direct Line              Ext             Date
GHRM/JP/L1959          020 7304 5103            5103            6 February 2003


Dear Hakan

I refer to the letter from Gunnar Christiani to yourself dated 16 December 1999 and confirm we have agreed that the following provision shall apply to your terms and conditions and not as stated in the equivalent paragraph in the letter of 16 December 1999.

         "Employment under this agreement shall be deemed to commence with effect from 1 September 1999 and shall continue until terminated by either AstraZeneca Plc giving you or you giving AstraZeneca at any time not less than one year's previous notice in writing to that effect".

Please confirm your agreement to the above by signing the returning to me the enclosed copy of this letter.

Yours sincerely

/s/ Graeme Musker

GRAEME MUSKER
For and an behalf of
AstraZeneca UK Limited (Successor to Zeneca Limited) and AstraZeneca Plc (Formerly Zeneca Group Plc)


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I confirm my agreement to the above.

/s/ Hakan Mogren
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Hakan Mogren

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